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                                                                   EXHIBIT 10.21

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                    AGREEMENT

This agreement ("Agreement") is effective as of the 17th day of September, 2003 ("Effective Date") between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY ("Stanford"), an institution of higher education having corporate powers under the laws of the State of California, and Alnylam Pharmaceuticals, Inc. ("Alnylam" or "Licensee"), a corporation having a principal place of business at 790 Memorial Drive, Suite 202, Cambridge, MA 02139. Stanford and Alnylam agree as follows:

1        BACKGROUND

1.1 Stanford has an assignment of "Efficient RNA Transfection to the Livers of Living Mice" from the laboratory of Mark Kay ("Invention"), as described in Stanford Docket S00-012 and any Licensed Patent, as defined below, which may issue to the Invention.

1.2 Stanford wants to have the Invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

1.3 Alnylam wants a license under the Invention, and Licensed Patent to develop, manufacture, use, and sell Licensed Product in the field of use of Delivery of synthesized siRNA molecules for research and therapeutic use.

1.4 The Technology and Invention were made in the course of research supported by the National Institutes of Health (NIH).

2        DEFINITIONS

2.1 "Licensed Patents" means all patent applications filed on the Invention and all patents issuing thereon including

         (A) Stanford's U.S. Patent Application, Serial Number [**] entitled [**],[**],

         (B) Stanford's U.S. Patent Application, Serial Number [**] entitled [**],

         (C)      [**]the Continuation-in-Part, Serial Number [**] entitled
                  [**], and

         (D) any divisions, continuations and any foreign patent application or equivalent corresponding thereto, and any Letters patent or equivalent thereof issuing thereon or reissue, reexamination or extension thereof.

         (E) Continuation-in-part applications (CIPs) that are offered to the other co-exclusive licensee will also be offered to Alnylam for licensing in the Licensed Field of Use.

2.2 "Licensed Product" means any product or part in the Licensed Field of Use, the manufacture, use, or sale of which:

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         (A)      is covered by a valid claim of an issued, unexpired Licensed
                  Patent directed to the Invention in the country in which it is made, used or sold. A claim of an issued, unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken; rendered unenforceable through disclaimer or otherwise; donated to the public; or lost through an interference proceeding; or

         (B) is covered by any claim being prosecuted in a pending application of Licensed Patents in the country in which it is made, used or sold unless such claim has been pending in such application or an earlier application of Licensed Patents for greater than [**] years.

2.3 "Net Sales" means the gross commercialization revenue derived by Alnylam and any sublicensee from Licensed Product, less the following items but only as they actually pertain to the disposition of Licensed Product by Alnylam and any sublicensee, are included in gross revenue, and are separately billed:

         (A)      [**];

         (B)      costs of [**];

         (C)      costs of [**]; and

         (D)      [**]; and

         (E)      [**].

         (F) Where Licensed Products are not sold separately, but are sold in combination with or as parts of other therapeutic products, hereinafter such combinations referred to as a "Combination Product" and the Licensed Product and each such other product being referred to as a "Component Product", the Net Sales price to be used for the purpose of calculating royalties payable in respect of Combination Products must be determined by multiplying the Net Sales price of the Combination Product by the percentage value of the Licensed Product comprising a Component Product contained in the Combination Product, such percentage value being determined by dividing the current market value of the Licensed Product comprising a Component Product by a sum of the separate current market values of each of the Component Products which are contained in the Combination Product. The current market value of each of the Component Products must be for a quantity comparable to that contained in the Combination Product and of the same class, purity and potency. When no current market value is available for a Component Product, a reasonable hypothetical market value for such Component Product based upon the allocation of the same proportions of costs, reasonable overhead and profits (all of which must be determined on the basis of generally accepted accounting principles) as are or should be allocated to similar Component Products and having an ascertainable market value.

2.4 "siRNA Molecule" means an agent that modulates expression of a target gene by an RNA interference mechanism.

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2.5      "Licensed Field of Use" means delivery of ex-vivo synthesized siRNA
         Molecules for research, development and therapeutic uses (including a diagnostic necessary for development, sale or reimbursement of a therapeutic Licensed Product). The Licensed Field of Use specifically excludes delivery of any system producing in vivo expressed siRNAs for therapeutic use, including but not limited to episomal and integrated vectors, and recombinant viruses.

2.6      "Licensed Territory" means worldwide.

2.7 "Co-Exclusive" means that, subject to Article 4, Stanford will only grant one further license in the Licensed Territory in the Licensed Field of Use.

2.8 "Affiliate" means any legal entity (such as a corporation, partnership, or limited liability company) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Company and that is bound by the terms and conditions of this Agreement. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities. For purposes of this Agreement, the term Alnylam shall include its Affiliates, unless the context indicates otherwise.

3        GRANT

3.1 GRANT. Stanford grants and Alnylam accepts a license in the Licensed Field of Use to make, have made, use, have used, sell, have sold, import and have imported Licensed Product in the Licensed Territory.

3.2 CO-EXCLUSIVITY. The license is Co-Exclusive, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use for a term beginning on the Effective Date, and ending, on a country-by-country basis, on the expiration of the last to expire of Licensed Patents.

3.3 RETAINED RIGHTS. Stanford may practice the Invention and use the Technology for its own bona fide research, including sponsored research and collaborations. Stanford has the right to publish any information included in Technology and Licensed Patent.

3.4      EXCLUSIVITY.

         (A) If the other Co-Licensee discontinues licensing this Field of Use, then the Field of Use will become exclusive for Alnylam.

         (B) If the other Co-Licensee discontinues any other therapeutic license under the Licensed Patents, Stanford shall so inform Alnylam and Alnylam shall have the option to obtain an exclusive, worldwide sublicensable license to such therapeutic field. The terms of any such license shall be negotiated in good faith by Stanford and Alnylam. This option may be exercised by Alnylam by written notice to Stanford at any time during a period of ninety (90) days after notification by Stanford.

4        GOVERNMENT RIGHTS

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This Agreement is subject to all of the terms and conditions of Title 35 United
States Code Sections 200 through 204, including an obligation that Licensed Product sold or produced in the United States be "manufactured substantially in the United States." Alnylam will take all reasonable action necessary on its part as licensee to enable Stanford to satisfy its obligations to the U.S. Government under Title 35. If Alnylam reasonably desires an exception to the government requirement of substantial manufacture in the United States then Stanford shall reasonably cooperate with Alnylam in obtaining such exception.

5        DILIGENCE

5.1 MILESTONES. As an inducement to Stanford to enter into this Agreement, Alnylam will use all commercially reasonable efforts and diligence to develop, manufacture, and sell or lease Licensed Product and to diligently develop markets for the Licensed Product. In particular, Alnylam will meet the milestones shown in Appendix A, which shall satisfy Alnylam's diligence obligations. If Alnylam in good faith fails to meet a milestone set forth in Appendix A, then Alnylam shall have a [**] period of time to reestablish diligence towards its objectives, and if Alnylam reestablishes diligence towards its objectives during this [**] period, any prior lack of diligence will be deemed cured. If Alnylam does not reestablish diligence towards its objectives during this [**] period, Stanford may terminate this Agreement if Alnylam has not met the milestones. Stanford may terminate this Agreement if Alnylam or a sublicensee has not sold Licensed Product for any [**] period after Alnylam's or a sublicensee's first commercial sale of Licensed Product. Efforts by Alnylam's sublicensees or Affiliates shall be considered efforts of Alnylam under this section.

5.2 PROGRESS REPORT. Alnylam acknowledges that diligent development of Licensed Product is of utmost importance to Stanford. On or before September 30 of each year until Alnylam markets a Licensed Product, Alnylam will make a written annual report in confidence to Stanford covering the preceding year ending June 30, regarding the progress of Alnylam toward commercialization of Licensed Product. The report will include, as a minimum, information (e.g., summary of work completed, key scientific discoveries, summary of work in progress, current schedule of anticipated events or milestones and market plans for introduction of Licensed Product) sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Alnylam toward meeting the diligence requirements of this Article 5.

6        ROYALTIES

6.1 ISSUE ROYALTY. Alnylam will pay to Stanford a noncreditable, nonrefundable license issue royalty of $[**] on signing this Agreement.

6.2 MINIMUM ROYALTY. Beginning one year from the Effective Date, and each anniversary thereafter, Alnylam will pay to Stanford a yearly royalty of $[**]. Yearly royalty payments are nonrefundable, but they are creditable against earned royalties to the extent provided in Section 6.4.

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6.3      EARNED ROYALTY. In addition, Alnylam will pay Stanford earned royalties on Net Sales as follows:

         (A) [**]% of Net Sales for a Licensed Product subject to the following;

         (B) Such royalty payments shall be reduced up to [**]% (from [**]% of Net Sales down to [**]% of Net Sales) by the amount of royalty paid to access additional intellectual property necessary in order to sell Licensed Products ("Additional Earned Royalties").

         (C)      Such royalty payments shall be reduced as follows:

                  (1) [**]% if Additional Earned Royalties are [**]% or less.

                  (2) [**]% if Additional Earned Royalties are greater than [**]% but less than [**]%.

                  (3) [**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

                  (4) [**]% if Additional Earned Royalties are equal to or greater than [**]% but less than [**]%.

                  (5) [**]% if Additional Earned Royalties are equal to or higher than [**]%.

         (D) Only one royalty is due on each Licensed Product sold by Alnylam or its sublicensees regardless of whether its manufacture, use, importation or sale are or shall be covered by more than one patent or patent application included in Licensed Patents under this Agreement, and no further royalties will be due for use of such Licensed Product by Alnylam or its sublicensee's customers.

6.4 CREDITABLE PAYMENTS. Creditable payments under this Agreement will be an offset to Alnylam against each earned royalty payment which Alnylam would be required to pay under Section 6.3 until the entire credit is exhausted.

6.5      MILESTONE PAYMENTS.

         (A) For the first Licensed Product, Alnylam will make the following payments for the filing of [**] ("Milestone Payments"):

                  (1)      $[**] for [**].

                  (2)      $[**] for [**].

                  (3)      $[**] for [**].

                  (4)      $[**] for [**].

         (B) For the second Licensed Product, Alnylam will make the following Milestone Payments:

                  (1)      $[**] for [**].

                  (2)      $[**] for [**].

                  (3)      $[**] for [**].

                  (4)      $[**] for [**].

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         (C)      For the third and every subsequent Licensed Product, Alnylam will make the following Milestone Payments:

                  (1)      $[**] for [**].

                  (2)      $[**] for [**].

                  (3)      $[**] for [**].

                  (4)      $[**] for [**].

         (D) Notwithstanding the above, at the time that Stanford receives a Milestone Payment from Alnylam on behalf of a sublicensee under Section 13.6, the corresponding Milestone Payment under this Section 6.5 will not be due.

6.6 OBLIGATION TO PAY ROYALTIES. If this Agreement is not terminated in accordance with other provisions, Alnylam will be obligated to pay royalties on all Licensed Product that is either sold or produced under the license granted in Article 3, whether or not the Licensed Product is produced before the Effective Date of this Agreement or sold after the Licensed Patent has expired.

6.7 CURRENCY. The royalty on sales in currencies other than U.S. Dollars will be calculated using the appropriate foreign exchange rate for the currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to Stanford will be in U.S. Dollars. All non-U.S. taxes related to royalty payments will be paid by Alnylam and are not deductible from the payments due Stanford. Stanford shall assist Alnylam as reasonably requested by Alnylam and at Alnylam's expense, in recovering such taxes to the extent possible under applicable tax laws and treaties.

6.8 PATENT COSTS. Within thirty days after receiving a statement from Stanford during the Co-Exclusive period, Alnylam will reimburse
         Stanford:

         (A) [**] of the Licensed Patent patenting expenses incurred by Stanford before the Effective Date; and

         (B) $[**] per year for Licensed Patent patenting expenses incurred by Stanford after the Effective Date.

         (C) If the Field of Use covered in this license becomes Exclusive for Alnylam, Stanford and Alnylam will negotiate coverage of patent expenses in good faith.

6.9      PATENT PROSECUTION.

         (A) Stanford will be responsible for the filing, prosecution and maintenance of the Licensed Patents. Alnylam shall be kept informed of and shall receive copies of all documentation and substantive actions pertaining to the filing, prosecution and maintenance of Licensed Patents. Alnylam shall have reasonable opportunities to participate in decision making and Stanford will use diligent efforts to incorporate Alnylam's reasonable suggestion.

         (B) Throughout the term of this agreement, Alnylam will retain rights to any claims that have support in the Licensed Patents (defined in Section 2.1), whether or not they are in a CIP.

         (C) If Stanford elects not to continue to seek or maintain patent prosecution on any Licensed Patent in any country during the co-exclusive term of the license despite

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                  Alnylam's willingness to pay its share of the prosecution
                  costs, Alnylam shall have the right, at its expense, to procure, maintain and enforce in any country such Licensed Patent.

6.10 MOST FAVORED LICENSEE Stanford warrants and represents that it has not granted a license in the Field of Use to another party and shall not do so in the future on terms that are more favorable than those hereby granted to Alnylam.

7        ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

7.1 QUARTERLY EARNED ROYALTY PAYMENT AND REPORT. Beginning with the first sale of a Licensed Product, Alnylam will make written reports (even if there are no sales) and earned royalty payments to Stanford within thirty days after the end of each calendar quarter. This report will be in the form of the report of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter, and resulting calculation pursuant to
         Section 6.3 of earned royalty payment due Stanford for the completed calendar quarter. With each report, Alnylam will include payment due Stanford of royalties for the completed calendar quarter.

7.2 TERMINATION REPORT. Alnylam will make a written report to Stanford within ninety days after the license expires under Section 3.2. Alnylam will continue to make reports after the license has expired, until all Licensed Product produced under the license have been sold or destroyed. Concurrent with the submittal of each post-termination report, Alnylam will pay Stanford all applicable royalties.

7.3 ACCOUNTING. Alnylam will keep and maintain records for a period of three years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license. Records will include general-ledger records showing cash receipts and expenses, and records that include production records, customers, serial numbers, and related information in sufficient detail to enable Alnylam to determine the royalties payable under this Agreement.

7.4 AUDIT BY STANFORD. Alnylam will permit an independent certified public accountant selected by Stanford and acceptable to Alnylam to examine Alnylam's books and records from time to time (but no more than one time a year) to the extent necessary to verify reports provided for in Sections 7.1 and 7.2. Stanford will pay for the cost of such audit, unless the results of the audit reveal an underreporting of royalties due Stanford of five percent or more, in which case, Alnylam will pay the audit costs.

8        NEGATION OF WARRANTIES

8.1 To the best of Stanford's OTL knowledge, Stanford is the sole owner of Licensed Patent and has the right to enter into this Agreement and to grant the rights and licenses set forth herein.

8.2      NEGATION OF WARRANTIES. Nothing in this Agreement is construed as:

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         (A)      Stanford's warranty or representation as to the validity or scope of any Licensed Patent;

         (B) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

         (C) An obligation to bring suit against third parties for infringement, except as described in Article 12;

         (D) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Stanford or other persons other than Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent; or

         (E) An obligation to furnish any technology or technological information.

8.3 NO WARRANTIES. Except as expressly set forth in this Agreement, Stanford makes no representations and extends no warranties of any kind, either express or implied. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that Licensed Product will not infringe any patent, copyright, trademark, or other rights, or any other express or implied warranties.

8.4 SPECIFIC EXCLUSION. Nothing in this Agreement grants Alnylam any express or implied license or right under or to U.S. Patent 4,656,134 entitled "Amplification of Eucaryotic Genes" or any patent application corresponding thereto.

9        INDEMNITY

9.1 INDEMNIFICATION. Alnylam will indemnify, hold harmless, and defend Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents against all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention, Licensed Patent, Licensed Product, by Alnylam or any sublicensee, or their customers except to the extent such claims are due to the gross negligence or willful misconduct of Stanford. Stanford agreed to promptly notify Alnylam in writing of any such claim and Alnylam shall manage and control, at its own expense, the defense of such claim and its settlement. Alnylam agrees not to settle any such claim against Stanford without Stanford's written consent where such settlement would include any admission of liability on the part of Stanford, where the settlement would impose any restriction on the conduct by Stanford of any of its activities, or where the settlement would not include an unconditional release of Stanford from all liability for claims that are the subject matter of such claim.

9.2 NO LIABILITY. Subject to Section 9.1, neither party will be liable to each other for any loss profit, expectation, punitive or other indirect, special, consequential, or other damages whatsoever, in connection with any claim arising out of or related to this Agreement whether grounded in tort (including negligence), strict liability, contract, or otherwise.

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9.3      WORKERS' COMPENSATION. Alnylam will at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering all employees with respect to activities performed under this Agreement.

9.4 INSURANCE. Alnylam will maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Product Liability Insurance prior to commercialization, with a reputable and financially secure insurance carrier to cover the activities of Alnylam and its sublicensees. Upon initiation of human clinical trials of Licensed Product, such insurance will provide minimum limits of liability of Five Million Dollars and will include Stanford and Stanford Hospitals and Clinics, and their respective trustees, directors, officers, employees, students, and agents as additional insureds. Insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Alnylam will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements and requiring thirty (30) days prior written notice of cancellation or material change to Stanford. Alnylam will advise Stanford, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Alnylam will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.

10       MARKING

Before the issuance of Licensed Patents, Alnylam will mark Licensed Product (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of the Licensed Patent.

11       STANFORD NAMES AND MARKS

Alnylam will not identify Stanford in any promotional advertising or other promotional materials to be disseminated to the public or to use the name of any Stanford faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or Stanford Hospitals and Clinics, or any that is associated with any of them, without Stanford's prior written consent, except as may be required by law. Any use of Stanford's name will be limited to statements of fact, e.g., that Stanford has co-exclusively licensed Licensed Patents to Alnylam, and will not imply endorsement of Alnylam's products or services.

12       INFRINGEMENT BY OTHERS: PROTECTION OF PATENTS

12.1     INFRINGEMENT ACTION.

         (A) The parties will promptly inform each other of any suspected infringement of any Licensed Patent by a third party.

         (B) Stanford, Licensee and the other Co-Exclusive licensee will meet to discuss the matter during the Co-Exclusive period of this Agreement.

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         (C)      If the Field-of-Use becomes Exclusive for Licensee, Stanford and Licensee will meet to discuss the matter during the Exclusive period of this Agreement.

         (D) If Stanford does not choose to institute suit against said third party within sixty days of notification, then the suit may be brought in both Licensee's and the other Co-Exclusive licensee's names, and Stanford's name if necessary and the out-of-pocket costs thereof shall be borne equally by Licensee and the other Co-Exclusive licensee and any recovery or settlement shall be shared equally between Licensee and the other Co-Exclusive licensee. In such situation, Licensee and the other Co-Exclusive licensee shall agree to the manner in which they exercise control over such action and if either party desires to also be represented by separate counsel of its own selection, the fees for such counsel shall be paid by such party.

         (E) If both, Stanford and the other Co-Exclusive licensee, or Stanford if there is no other Co-Exclusive Licensee, choose not to institute suit against said third party within sixty days of notification, then Licensee shall have the right to institute suit in its own name or if necessary, in Stanford's name, to enjoin such infringement. Licensee shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement. However, any recovery in excess of litigation/settlement costs will be considered Net Sales and Licensee will pay Stanford royalties as indicated in Article 6 hereof. Stanford shall provide reasonable assistance to Licensee in the prosecution of any such suit brought by Licensee, at Licensee's expense.

13       SUBLICENSING

13.1 PERMITTED SUBLICENSING FOR LICENSED CO-EXCLUSIVE FIELD OF USE. Alnylam may grant sublicenses in the Co-exclusive Licensed Field of Use during the Co-Exclusive period:

         (A) only in conjunction with intellectual property under Alnylam's control; and

         (B) only if Alnylam is developing or selling Licensed Products in the Co-Exclusive Licensed Field of Use.

13.2     REQUIRED SUBLICENSING FOR LICENSED CO-EXCLUSIVE FIELD OF USE.

         (A) If Alnylam or its sublicensee(s) is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee, Alnylam will, at Stanford's request, negotiate in good faith a sublicense under the Licensed Patents, provided that the same request has been made of the other Co-Exclusive licensee.

         (B) Bona fide business concerns of Alnylam will be considered in any good faith negotiations for a sublicense under this Agreement and Alnylam shall not be required to license/sublicense any other intellectual property to such sublicensee.

         (C) If the other Co-Exclusive licensee itself or through its sublicensees is already developing a product in the market or market territory for which there is a willing sublicensee, Alnylam will not be required to sublicense to such party.

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         (D)      In case that any other issue arises in the context of Required
                  Sublicensing, Stanford will discuss and try to resolve such issue with Alnylam in good faith.

13.3 SUBLICENSE REQUIREMENTS. Any sublicense granted by Alnylam under this Agreement will be subject and subordinate to terms and conditions of this Agreement, except:

         (A) Sublicense terms and conditions will reflect that any sublicensee will not further sublicense, with the exception that sublicensee may further sublicense rights under Licensed Patents only as needed or implied in the course of distribution or performance of service as required for the sale to an end user of Licensed Products; and

         (B) The earned royalty rate specified in the sublicense may be at different rates than the rates in this Agreement.

13.4 SUBLICENSES REVERT TO STANFORD. Any sublicense will expressly include the provisions of Articles 7, 8, and 9 for the benefit of Stanford. If a sublicensee desires that its sublicense survive the termination of this agreement, Stanford agrees that the sublicense will revert to Stanford subject to the transfer of all obligations, including the payment of royalties specified in the sublicense, to Stanford or its designee, if this Agreement is terminated.

13.5 COPY OF SUBLICENSES. Alnylam will provide Stanford in confidence a copy of all relevant portions of any sublicenses granted pursuant to this
         Article 13.

13.6 SHARING OF SUBLICENSING INCOME. In addition to the earned royalties defined in Article 6, Alnylam will pay Stanford [**] percent ([**]%) of the amount received by Alnylam, that is specifically attributable to the Licensed Patents, from a sublicensee in

         (A)      up-front license fees, and

         (B)      clinical Milestone Payments as defined in Article 6.5.

13.7 ROYALTY-FREE SUBLICENSES. Alnylam may grant royalty-free or noncash sublicenses or cross-licenses if Alnylam pays all royalties due Stanford from sublicensee's Net Sales.

14       TERMINATION

14.1 TERMINATION BY ALNYLAM - Alnylam may terminate this Agreement by giving Stanford notice in writing at least thirty days in advance of the effective date of termination selected by Alnylam.

14.2     TERMINATION BY STANFORD - Stanford may terminate this Agreement if:

         (A)      Alnylam is:

                  (1)      delinquent on any royalty payment or report;

                  (2) not diligently developing and commercializing Licensed Product in accordance with Article 5 hereof;

                  (3)      in breach of any material provision; or

                  (4)      provides any false report; and

         (B) Alnylam fails to remedy the breach within sixty days after written notice by Stanford.

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14.3     SURVIVING PROVISIONS - Surviving any termination or expiration are:

         (A) Alnylam's obligation to pay royalties accrued or accruable based on Licensed Product made, used or sold during the term of this Agreement;

         (B) Any cause of action or claim of Alnylam or Stanford, accrued or to accrue, because of any breach or default by the other party; and

         (C) The provisions of Articles 6, 7, 8, and 9, 18.8and any other provisions that by their nature are intended to survive.

15       ASSIGNMENT

15.1 ASSIGNMENT BY ALNYLAM - Alnylam may assign this Agreement to an Affiliate or, subject to Section 15.2 as part of:

         (A)      A sale or other transfer of Alnylam's entire business; or

         (B) Sale or other transfer of that part of Alnylam's business to which the license granted hereby relates.

15.2     CONDITIONS OF ASSIGNMENT - Prior to any assignment,

         (A) Alnylam must give Stanford written notice of the assignment, including the new assignee's contact information and;

         (B) The new assignee must agree in writing to Stanford to be bound by this Agreement.

         (C) If the new assignee is a pharmaceutical or biotechnology company having aggregate annual sales revenues of at least 3 times higher than the aggregate annual sales revenues of Alnylam, Stanford must have received a $40,000 assignment fee.

15.3 AFTER THE ASSIGNMENT - Upon assignment of this Agreement, Alnylam will be released of liability under this Agreement and the term "Alnylam" as used in this Agreement will mean the new assignee.

16       ARBITRATION

16.1 DISPUTE RESOLUTION BY ARBITRATION. Any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement excluding any dispute relating to patent validity or infringement arising under this Agreement, will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

16.2 REQUEST FOR ARBITRATION. Either party may request arbitration. Stanford and Alnylam will mutually agree in writing on a third party arbitrator within thirty days of the arbitration request. The arbitrator's decision will be final and nonappealable and may be entered in any court having jurisdiction.

                                                                  Page: 12 of 16

16.3 DISCOVERY. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

16.4 PLACE OF ARBITRATION. The parties will mutually agree in writing to a place where arbitration will be held.

17       NOTICES

All notices under this Agreement will be sent by first class mail, registered or certified with return receipt requested, by reputable overnight courier or delivered personally and shall be deemed to have been fully given upon receipt:

All general notices to Alnylam will be sent to:

                                    John Maraganore, Ph.D.
                                    President and Chief Executive Officer
                                    Alnylam Pharmaceuticals, Inc.
                                    790 Memorial Drive, Suite 202
                                    Cambridge, MA 02139

All financial invoices to Alnylam (i.e., accounting contact) will be sent in writing to:

                                    Mary Trueblood
                                    Controller
                                    Alnylam Pharmaceuticals, Inc.
                                    790 Memorial Drive, Suite 202
                                    Cambridge, MA 02139

                                                                  Page: 13 of 16

All progress report invoices to Alnylam (i.e., technical contact) will be sent in writing to:

                                    Nagesh Mahanthappa, Ph.D., M.BA.
                                    Director, Corporate Development
                                    Alnylam Pharmaceuticals, Inc.
                                    790 Memorial Drive, Suite 202
                                    Cambridge, MA 02139

All general notices to Stanford will be e-mailed or mailed to:

                                    Office of Technology Licensing
                                    900 Welch Road, Suite 350
                                    Palo Alto, CA 94304-1080
                                    info@otlmail.Stanford.edu

All payments to Stanford will be mailed to:

                                    Stanford University
                                    Office of Technology Licensing
                                    Department #44439
                                    P.O. Box 44000
                                    San Francisco, CA 94144-4439

All progress reports to Stanford will be e-mailed or mailed to:

                                    Office of Technology Licensing
                                    1705 El Camino Real
                                    Palo Alto, CA 94306-1106
                                    info@otlmail.Stanford.edu

Either party may change its address with written notice to the other party.

18       MISCELLANEOUS

18.1 WAIVER AND AMENDMENT. This Agreement may be amended, supplemented or otherwise modified only by means of a written instrument signed by both parties. None of the terms of this Agreement can be waived except by the written consent of the party waiving compliance.

18.2 CHOICE OF LAW. This Agreement will be governed by the laws of the State of California applicable to agreements negotiated, executed, and performed within California.

18.3 HEADINGS. The headings in this Agreement are for convenience of reference only and do not constitute a part of it. The headings do not affect its interpretation.

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

18.4 FORCE MAJEURE. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

18.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

18.6 SEVERABILITY In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

18.7 ENTIRE AGREEMENT This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supercedes all prior agreements or understandings between the parties relating to its subject matter.

18.8 CONFIDENTIALITY. Stanford agrees that diligent efforts shall be used to maintain the confidentiality of reports or documents received from Alnylam or its Affiliate or sublicensees pursuant to this Agreement.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

                           THE BOARD OF TRUSTEES OF THE LELAND

                           STANFORD JUNIOR UNIVERSITY

                                    Signature __________________________________
                                    Name    ____________________________________
                                    Title   ____________________________________
                                    Date    ____________________________________

                           LICENSEE

                                    Signature /s/John Maraganore
                                              _________________________________

                                    Name John Maraganore

                                    Title President and CEO

                                    Date    ____________________________________

                                                                  Page: 15 of 16

                             APPENDIX A: MILESTONES

1.       By the end of the year [**], Alnylam will [**].

2.       By the end of the year [**], Alnylam will [**].

3.       By the end of the year [**], Alnylam will [**].

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